As filed with the Securities and Exchange Commission on February 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1321939 (I.R.S. Employer Identification Number)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota (Address of Principal Executive Offices)	55343 (Zip Code)

AMENDED AND RESTATED DIPLOMAT PHARMACY, INC. 2014 OMNIBUS INCENTIVE PLAN

DIPLOMAT PHARMACY, INC. 2007 STOCK OPTION PLAN

STOCK OPTION AWARD AGREEMENT MAKE-WHOLE INDUCEMENT EQUITY AWARD

RESTRICTED STOCK UNIT AWARD AGREEMENT MAKE-WHOLE INDUCEMENT EQUITY AWARD

RESTRICTED STOCK UNIT AWARD AGREEMENT SIGN-ON INDUCEMENT EQUITY AWARD

(Full title of the plans)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 936-1300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock ($0.01 par value per share), issuable pursuant to outstanding but unexercised options under the Amended and Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan	48,207	$1,238.49	$59,703,887.43	$7,749.56
Common Stock ($0.01 par value per share), issuable pursuant to outstanding restricted stock units under the Amended and Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan	35,242	$280.19	$9,874,455.98	$1,281.70
Common Stock ($0.01 par value per share), issuable pursuant to outstanding but unexercised options under the Diplomat Pharmacy, Inc. 2007 Stock Option Plan	315	$412.92	$130,069.80	$16.88
Common Stock ($0.01 par value per share), issuable pursuant to outstanding but unexercised options under inducement award agreements	2,403	$1,032.29	$2,480,592.87	$321.98
Common Stock ($0.01 par value per share), issuable pursuant to outstanding restricted stock units under inducement award agreements	3,783	$280.19	$1,059,958.77	$137.58
Total	89,950		$73,248,964.85	$9,507.70

(1)

This registration statement covers the issuance of an aggregate of 89,950 shares of common stock of UnitedHealth Group Incorporated (the “Company”), $0.01 par value per share, issuable under the Amended and Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”), the Diplomat Pharmacy, Inc. 2007 Stock Option Plan (the “2007 Plan” and, together with the 2014 Plan, the “Plans”), the Stock Option Award Agreement Make-Whole Inducement Equity Award, the Restricted Stock Unit Award Agreement Make-Whole Inducement Equity Award and the Restricted Stock Unit Award Agreement Sign-On Inducement Equity Award (collectively, the “Inducement Award Agreements”) as follows: (a) 83,449 shares under the 2014 Plan, consisting of 48,207 options and 35,242 restricted stock units, (b) 315 shares under the 2007 Plan, consisting of 315 options and (c) 6,186 shares under the Inducement Award Agreements, consisting of 2,403 options and 3,783 restricted stock units. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers the issuance of any additional shares of Company common stock under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on (a) in the case of restricted stock units, the average of the high and low sales prices of Company common stock as reported by the New York Stock Exchange on February 4, 2020 and (b) in the case of options, the weighted average option exercise prices outstanding under the 2014 Plan, the 2007 Plan and the Inducement Award Agreements and assumed by the Company, as adjusted upon conversion.

EXPLANATORY NOTE

UnitedHealth Group Incorporated (the “Company” or the “registrant”) has filed this registration statement on Form S-8 to register 89,950 shares of Company common stock, $0.01 par value per share (the “Common Stock”) issuable under the Amended and Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”), the Diplomat Pharmacy, Inc. 2007 Stock Option Plan (the “2007 Plan” and, together with the 2014 Plan, the “Plans”), the Stock Option Award Agreement Make-Whole Inducement Equity Award, the Restricted Stock Unit Award Agreement Make-Whole Inducement Equity Award and the Restricted Stock Unit Award Agreement Sign-On Inducement Equity Award (collectively, the “Inducement Award Agreements”), comprised of (A) 48,207 shares of Common Stock issuable pursuant to outstanding but unexercised options under the 2014 Plan, (B) 35,242 shares of Common Stock issuable pursuant to outstanding restricted stock units under the 2014 Plan, (C) 315 shares of Common Stock issuable pursuant to outstanding but unexercised options granted under the 2007 Plan, and (D) 6,186 shares of Common Stock issuable pursuant to the Inducement Award Agreements. Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 9, 2019, by and among the Company, Denali Merger Sub, Inc., a Michigan corporation (“Merger Sub”) and a wholly owned subsidiary of the Company, and Diplomat Pharmacy, Inc., a Michigan corporation (“Diplomat”), Merger Sub merged with and into Diplomat on February 10, 2020 (the “Effective Time”), with Diplomat surviving as a wholly owned subsidiary of the Company (the “Merger”). In accordance with the Merger Agreement, at the Effective Time, certain outstanding options to purchase shares of Diplomat common stock and certain restricted stock units with respect to such shares granted under the Plans and the Inducement Award Agreements were assumed by the Company and converted into options to purchase shares of Common Stock and restricted stock units with respect to shares of Common Stock, respectively. Upon registration of additional shares available under the 2014 Plan, the Company also may issue future equity or equity-based awards under the 2014 Plan to employees who (a) were employees of Diplomat on or prior to the Effective Time or (b) are hired by the Company or any of its subsidiaries (including Diplomat) after the Effective Time.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the applicable Plans and the Inducement Award Agreements, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus required by Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC by the Company, are incorporated by reference in this registration statement (in each case excluding any information deemed to have been furnished and not filed in accordance with SEC rules):

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 12, 2019 (the “2018 Annual Report”), including the portions of the Company’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, filed with the SEC on April 19, 2019, that are specifically incorporated by reference into the Company’s 2018 Annual Report;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May  7, 2019, for the quarter ended June 30, 2019, filed with the SEC on August 7, 2019, and for the quarter ended September 30, 2019, filed with the SEC on November  6, 2019, and the Company’s Current Reports on Form 8-K, filed on February 19, 2019, June  7, 2019, June  28, 2019, July  25, 2019, October  4, 2019, November  8, 2019 and November 14, 2019; and

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A/A, filed with the SEC on July 1, 2015, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference in this registration statement. Any statement contained herein or in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Dannette L. Smith, Senior Deputy General Counsel and Secretary to the Board of Directors of the Company, has given an opinion of counsel with respect to the shares of the Company’s Common Stock to which this registration statement relates. Ms. Smith beneficially owns shares of the Company’s Common Stock and participates in various employee benefit plans of the Company, but is not eligible to participate in the Plans and is not a party to the Inducement Award Agreements.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. The Company is incorporated under the laws of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the shareholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Company’s Certificate of Incorporation provides that, to the fullest extent permissible under the Delaware General Corporation Law, the Company’s directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Company’s Bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Company’s Bylaws provide that the Company shall advance to indemnified persons expenses incurred in defending any such proceedings, subject to an obligation to repay amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified for such expenses under the Company’s Bylaws or otherwise.

Indemnification Agreements. The Company has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that the Company will indemnify each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, because such person is or was a director or officer of the Company, by reason of any action or inaction on the part of such person, or by reason of the fact that such person is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise. The indemnification agreement also requires the Company, under certain circumstances, to advance expenses incurred by such person in connection with the investigation, defense, settlement or appeal of any such proceedings.

Other Insurance. The Company maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of the Company’s directors and officers and covers the Company for reimbursement of payments to the Company’s directors and officers in respect of such liabilities and expenses.

* * * * *

The above discussion of the Company’s Certificate of Incorporation, Bylaws, indemnification agreements and insurance arrangements, as well as the Delaware General Corporation Law, is not intended to be exhaustive and is qualified in its entirety by reference to such Certificate of Incorporation, Bylaws, indemnification agreements, insurance arrangements and statutes.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Certificate of Incorporation of UnitedHealth Group Incorporated (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Registration Statement on Form 8-A/A filed on July 1, 2015).

4.2	Bylaws of UnitedHealth Group Incorporated, effective August 15, 2017 (incorporated by reference to Exhibit 3.1 to UnitedHealth Group Incorporated’s Current Report on Form 8-K filed on August 16, 2017).

4.3	Amended and Restated Diplomat Pharmacy, Inc. 2014 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Diplomat Pharmacy, Inc.’s Quarterly Report on Form 10-Q filed on November 12, 2019).

4.4	Diplomat Pharmacy, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10.1 of Diplomat Pharmacy, Inc.’s Annual Report on Form 10-K filed on March 18, 2019).

5.1	Opinion of Dannette L. Smith, UnitedHealth Group Incorporated’s Senior Deputy General Counsel.

23.1	Consent of Dannette L. Smith, UnitedHealth Group Incorporated’s Senior Deputy General Counsel (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.

99.1	Form of Restricted Stock Unit Award Agreement Sign-On Inducement Equity Award (incorporated by reference to Exhibit 10.13 of Diplomat Pharmacy, Inc.’s Annual Report on Form 10-K filed on March 18, 2019).

99.2	Form of Restricted Stock Unit Award Agreement Make-Whole Inducement Equity Award (incorporated by reference to Exhibit 10.16 of Diplomat Pharmacy, Inc.’s Annual Report on Form 10-K filed on March 18, 2019).

99.3	Form of Stock Option Award Agreement Make-Whole Inducement Equity Award (incorporated by reference to Exhibit 10.17 of Diplomat Pharmacy, Inc.’s Annual Report on Form 10-K filed on March 18, 2019).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 10, 2020.

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
David S. Wichmann
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 10, 2020.

Signature	Title

/s/ David S. Wichmann	Chief Executive Officer; Director
David S. Wichmann	(principal executive officer)

/s/ John F. Rex	Executive Vice President; Chief Financial Officer
John F. Rex	(principal financial officer)

/s/ Thomas E. Roos	Senior Vice President; Chief Accounting Officer
Thomas E. Roos	(principal accounting officer)

*	Chairman of the Board
Stephen J. Hemsley

*	Director
William C. Ballard, Jr.

*	Director
Richard T. Burke

*	Director
Timothy P. Flynn

*	Director
Michele J. Hooper

*	Director
F. William McNabb III

*	Director
Valerie C. Montgomery Rice, M.D.

*	Director
John H. Noseworthy, M.D.

*	Director
Glenn M. Renwick

*	Director
Gail R. Wilensky, Ph.D

*

The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors of UnitedHealth Group Incorporated listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.

By:	/s/ Dannette L. Smith
Dannette L. Smith
As Attorney-In-Fact